EXHIBIT 99.2

CONSENT OF DIRECTOR NOMINEE

The undersigned director nominee has agreed to become a director of ECC Capital Corporation (“ECC Capital”) effective upon the completion of ECC Capital’s offering contemplated by the Registration Statement (defined below) and hereby consents to being identified in ECC Capital’s Registration Statement on Form S-11 (File No. 333-118253), as may be amended (“Registration Statement”), as a director nominee. The undersigned also hereby consents to the biographical data regarding the undersigned contained in the “Management” section of the Registration Statement.

Date: September 23, 2004

/s/ WILLIAM JACOBY
William Jacoby